Exhibit 10.23

uniQure N.V.

Incentive Share Option Agreement
Granted Under 2014 Share Incentive Plan

1.                                      Grant of Option.

This agreement evidences the grant by uniQure N.V., a public limited company incorporated under the laws of the Netherlands (the “Company”), on [•] (the “Grant Date”) to [•] (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2014 Share Incentive Plan (the “Plan”), a total of [•] ordinary shares, [€0.0•] par value per share, of the Company (“Ordinary Shares”) at [•] per share.(1)  Unless earlier terminated, this option shall expire at 17:00, Central European time, on [•] (the “Final Exercise Date”).(2)

It is intended that the option evidenced by this agreement shall be an incentive stock option as defined in Section 422 of the U.S. Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).  Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.                                      Vesting Schedule.

This option will become exercisable (“vest”) as to 25% of the original number of Ordinary Shares on the first anniversary of the Grant Date and as to an additional 6.25% of the original number of Ordinary Shares at the end of each successive three-month period following the first anniversary of the Grant Date until the fourth anniversary of the Grant Date.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Ordinary Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3.                                      Exercise of Option.

(a)                                 Form of Exercise.  Each election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, or by such other method as shall be approved by the Company, in each case together with payment in full in the manner provided in the Plan.  The Participant may purchase less than

(1)                                 This must be at least 100% of the fair market value of the Ordinary Shares on the date of grant (or 110% in the case of a Participant that owns more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary (a “10% Shareholder”)) for the option to qualify as an incentive stock option (an “ISO”) under Section 422 of the Code.

(2)                                 The Final Exercise Date must be no more than 10 years (5 years in the case of a 10% Shareholder) from the date of grant for the option to qualify as an ISO.  The correct approach to calculate the final exercise date is to use the day immediately prior to the date ten years out from the date of the stock option award grant (5 years in the case of a 10% stockholder).  For example, an award granted to someone on October 1, 2001 would expire on September 30, 2011 (not on October 1, 2011).

the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

(b)                                 Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor (as such terms are defined for purposes of Form S-8 under the Securities Act of 1933, as amended) to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

(c)                                  Termination of Relationship with the Company.  If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation.  Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon written notice to the Participant from the Company describing such violation.

(d)                                 Exercise Period Upon Death or Disability.  If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e)                                  Termination for Cause.  If, prior to the Final Exercise Date, the Participant’s employment is terminated by the Company for Cause (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such termination of employment.  If, prior to the Final Exercise Date, the Participant is given notice by the Company of the termination of his or her employment by the Company for Cause, and the effective date of such employment termination is subsequent to the date of delivery of such notice, the right to exercise this option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s employment shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination of employment (in which case the right to exercise this option shall, pursuant to the preceding sentence, terminate upon the effective date of such termination of employment).  If the Participant is party to an employment or severance agreement with the Company that contains a definition of “cause” for termination of employment, “Cause” shall have the meaning ascribed to such term in such agreement.  Otherwise, “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive.  The Participant’s employment shall be considered to have been terminated for Cause if the Company determines, within 30 days after the Participant’s resignation, that termination for Cause was warranted.

4.                                      Tax Matters.

(a)                                 Withholding.  No Ordinary Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any national, federal, state and local or other income, national insurance, social and employment taxes required by law to be withheld in respect of this option.

(b)                                 Disqualifying Disposition.  If the Participant disposes of Ordinary Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Ordinary Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition.

5.                                      Transfer Restrictions.

(a)                                 This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

(b)                                 The Participant agrees that he or she will not transfer any Ordinary Shares issued pursuant to the exercise of this option unless the transferee, as a condition to such transfer, delivers to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of Section 4; provided that such a written confirmation shall not be required with respect to Section 4 the completion of the lock-up period in connection with the Company’s initial underwritten public offering.

6.                                      Provisions of the Plan.

This option is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is furnished to the Participant with this option.

7.                                      Nature of the Grant.

In accepting the option, the Participant acknowledges that:

(a)                                 the Plan is established voluntarily by the Company, it provides for certain criteria in order to be eligible to receive an award, it is restricted in time, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this agreement;

(b)                                 the grant of the option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c)                                  all decisions with respect to future option grants, if any, will be at the sole discretion of the Supervisory Board;

(d)                                 the Participant is voluntarily participating in the Plan;

(e)                                  the options are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, and which is outside the scope of the Participant’s employment or consultancy agreement of his or her corporate mandate, if any;

(f)                                   the options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way, to past services for the Company;

(g)                                  in the event that the Participant is not an employee of uniQure N.V., the options and the Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company;

(h)                                 the future value of the underlying Ordinary Shares is unknown and cannot be predicted with certainty; if the Participant’s options never vest, the Participant will not be able to exercise the options; and

(i)                                     in consideration of the options, no claim or entitlement to compensation or damages shall arise from termination of the options or from any decrease in value of the options or Ordinary Shares acquired upon exercise of the options resulting from termination of the Participant’s employment, consultancy or corporate mandate by or with the Company (for any reason whatsoever and whether or not in breach of contract or local laws) and the Participant irrevocably releases the Company from any such claim that may arise.

8.                                      Data Privacy.

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this agreement by and among, as applicable, his or her employer or contracting party and the Company for the exclusive purpose of implementing, administering and managing his or her participation in the Plan.

The Participant understands that the Company holds certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, work location and phone number, date of birth, hire date, details of all options or any other entitlement to Ordinary Shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”).  The Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country.  The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Personal Data by contacting his or her local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Ordinary Shares acquired upon exercise of the options. The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan.  The Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan.  For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

The Company has caused this option to be executed by its duly authorized officer.

UNIQURE N.V.

By:
Name:
Title:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof.  The undersigned hereby acknowledges receipt of a copy of the Company’s 2014 Share Incentive Plan.

PARTICIPANT

Name:

Address: